FOR IMMEDIATE RELEASE                       Contact: David Christofferson
                                                     Angeion Corporation
                                                     612/550-9388

                       Angeion Receives FDA Authorization
                           to Conduct Clinical Trials


Minneapolis (October 31, 1995) -- Angeion Corporation (Nasdaq: ANGN) announced today that it has received an investigational device exemption (IDE) from the United States Food and Drug Administration (FDA) on its Sentinel (TM) 2000 implantable cardioverter defibrillator system. The IDE allows Angeion to conduct clinical trials of the Sentinel system in the United States and to perform up to 60 implants in up to 15 centers nationwide.

     "We are extremely pleased by the FDA's rapid response to our IDE application to conduct clinical trials in the United States," said Whitney A. McFarlin, Angeion Chairman, President and CEO. "Our team did an excellent job in preparing this high quality submission. We look forward to building our U.S. clinical program, compiling performance data and most importantly offering physicians and their patients the advantages of the smallest full function defibrillator."

     Earlier this year, Angeion initiated clinical trials of the Sentinel 2000 in Europe. Implants began in Germany, followed by Italy and most recently in the United Kingdom. Angeion has applied for Conformite Europeene (CE) Mark approval. The CE Mark will allow Angeion to market the Sentinel system throughout Europe.

     The Sentinel system is designed to improve monitoring and therapy while increasing patient comfort, reducing costs, easing implantation procedures, and reducing patient trauma and recovery time.

     ICDs are permanently implanted to provide electrical therapy for patients suffering from life-threatening rapid irregular heartbeats originating in the ventricles, or lower chambers of the heart.

     In a separate matter, Angeion announced that Mark Kroll, Ph.D., vice president of research and product planning at Angeion has joined Angeion's strategic partner Pacesetter, Inc., a St. Jude Medical company. Kroll will serve as Angeion's primary contact at California-based Pacesetter and direct the cooperative effort established between the two companies in 1993. Recently Angeion began to provide Sentinel systems to Pacesetter for its preclinical trials of Angeion's ICD system.

     Minneapolis-based Angeion Corporation develops and markets devices to treat life-threatening rapid irregular heartbeats.

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